Exhibit 99.1

Investor Contacts:

Media Contact:

Evan Smith, CFA / Erica Pettit

Michael York

Financial Dynamics

Wehner & York, P.C.

212-850-5606 / 212-850-5614

703-476-8000

SFBC International Comments on Moody’s Debt Ratings Action

PRINCETON, N.J.--(BUSINESS WIRE)--April 12, 2006--SFBC International, Inc. (NASDAQ:SFCC), a provider of drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies, today issued a response to Moody’s downgrade to SFBC International, Inc.’s (hereinafter referred to as the “Company” or “SFBC”) Corporate Family Rating and Senior Secured Credit Facility.

“We are disappointed that Moody’s took this rating action in light of the recent progress we have made in addressing certain near-term issues, primarily associated with our Miami facility,” stated Jeffrey P. McMullen, president and chief executive officer of SFBC International. “We believe this rating action was unfounded given the underlying fundamentals of our business, the increase of our cash position by approximately $8 million since year end, and our anticipated positive cash flow from operations and free cash flow in 2006. In addition, our capital expenditures in 2006 can be financed in multiple ways and a portion of them are discretionary to support future growth and flexibility for the Company.”

Mr. McMullen concluded, “We remain focused on enhancing our financial strength and leadership position in the drug development services industry and we will do what is necessary to ensure the future success of our company. We look forward to continue working with Moody’s to help them better understand our company and its improving prospects.”

The change in Moody’s ratings has no impact on the cost of debt under the Company’s existing credit facility, which has $17 million drawn upon it, and does not trigger any defaults under the Company’s credit agreements with its lenders.

About SFBC International, Inc.

SFBC is an international drug development services company offering a comprehensive range of clinical development, clinical and bioanalytical laboratory, and consulting services to the branded pharmaceutical, biotechnology, generic drug and medical device industries. SFBC has more than 35 offices, facilities and laboratories with approximately 2,500 employees strategically located throughout the world. For more information, visit SFBC’s website at http://www.sfbci.com.

Forward-Looking Statements

The statements made in this press release relating to Moody’s downgrade to the Company’s Corporate Family Rating and Senior Secured Credit Facility are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Additionally words such as “seek,” “intend,” “believe,” “plan,” “estimate,” “expect,” “anticipate” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, whether adverse publicity relating to SFBC’s Miami operations causes clients to select competitors, not only for early stage branded clinical trials but also for other aspects of SFBC’s business; SFBC’s ability to resolve open issues relating to its Miami property including remediation costs, whether a building permit will be issued, whether it can complete its remediation plan on a timely basis and within reasonable cost parameters, whether SFBC will prevail in the pending land lease litigation and whether, depending on the outcome of these issues, it will relocate or close its Miami facility; continued adverse publicity related to actions of the United States Senate Finance Committee; developments with respect to the SEC’s inquiry; SFBC’s ability to successfully achieve and manage the technical requirements of specialized clinical trial services, while complying with applicable rules and regulations; the Miami subsidiary’s continued ability to recruit participants for clinical trials; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; SFBC’s ability to compete internationally in attracting clients in order to develop additional business; cancellation of contracts; SFBC’s ability to retain and recruit new employees; SFBC’s clients’ ability to provide the drugs and medical devices used in its clinical trials; the willingness of SFBC’s lenders to agree to covenant and other changes to the Credit Facility; SFBC’s ability to sell its land in Quebec City, Canada to investors who will finance the construction of SFBC’s new Canadian headquarters for Anapharm Inc. and lease the completed facility back to SFBC; Moody’s downgrade to SFBC’s Corporate Family Rating and Senior Secured Credit Facility; and the national and international economic climate as it affects drug development operations. Further information can be found in SFBC’s risk factors contained in the Form 10-K filed with the SEC in 2006 and other filings with the Securities and Exchange Commission.

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